Exhibit 1.1

KongZhong Corporation Signs Licensing Agreements with Five Leading Record Companies

Beijing, China, December 1, 2004 — KongZhong Corporation (Nasdaq : KONG), a leading provider of advanced second generation (2.5G) wireless value-added services in China, today announced that it has signed agreements to license music from EMI Group Hong Kong Ltd, Sony/ATV Music Publishing (Hong Kong), Warner/Chappell H.K. Ltd, BMG Music Publishing Ltd, and Universal Music Publishing Ltd for use in various wireless value-added services.

With these agreements KongZhong will be able to use music from EMI in the Company’s color ring back tone (CRBT) service and music from Sony/ATV, Warner/Chappell, BMG, and Universal in the Company’s CRBT, song dedication, song listening, mobile karaoke, true tone ringtone, and music video streaming and download services.

About the Company:
KongZhong Corporation is a leading provider of advanced second generation (2.5G) wireless interactive entertainment, media, and community services to consumers in China. The Company delivers a broad range of services, through multiple technology platforms, which users can access directly from their mobile phones by choosing an icon embedded in select models of handsets or from a mobile operator’s portal or web site.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding our new products and services. These statements involve risks and uncertainties and our actual results may differ materially from those expressed or implied in the statements in this press release. Potential risks and uncertainties include, but are not limited to, any uncertainties associated with the challenges in and timing of the implementation of our products and services derived from the licensed music and the level of consumer demand for these products and services; the state of our relationship with EMI Group Hong Kong Ltd, Sony/ATV Music Publishing (Hong Kong), Warner/Chappell H.K. Ltd, BMG Music Publishing Ltd, and Universal Music Publishing Ltd; continued competitive pressures in China’s wireless interactive services market; unpredictable changes in technology and consumer demand in this market; the state of our relationship with China’s mobile operators; our dependence on the substance and timing or the billing systems of mobile operators for our performance; and changes in our operating environment, the character and effects of which are difficult to predict. For additional discussion of these risks and uncertainties and other factors that may impact the reliability of the forward-looking statements in this press release, please see the documents we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.

Contact:

Richard Wei
Chief Financial Officer
Tel.: +86 10 8857 6000
Fax: +86 10 8857 5891
E-mail : ir@kongzhong.com
Skype ID: richard.wei

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